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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Endocare, Inc.


We consent to the incorporation by reference in the registration statement (No. 333-30405) on Form S-8 of Endocare, Inc. of our report dated February 15, 1999, except as to the second paragraph of Note 7, the fourth paragraph of Note 8, and
Note 15, which are as of March 10, 1999, March 26, 1999 and March 5, 1999, respectively, relating to the balance sheets of Endocare, Inc. as of December 31, 1998 and 1997, and the related statements of operations, shareholders'/division equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, which report appears in the December 31, 1998 annual report on Form 10-K of Endocare, Inc.


                                               /s/ KPMG LLP


Orange County, California
March 31, 1998